Exhibit 99.1

LaBranche & Co Inc.

Jeffrey M. Chertoff

Senior Vice President & Chief Financial Officer

(212) 425-1144

FOR IMMEDIATE RELEASE

Financial Dynamics

Investors:  Michael Polyviou / Theresa Kelleher

Media: Brian Maddox

(212) 850-5600

LABRANCHE & CO INC. ANNOUNCES RETIREMENT OF HARVEY S. TRAISON AND
S. LAWRENCE PRENDERGAST; APPOINTS JEFFREY M. CHERTOFF AS NEW SENIOR VICE PRESIDENT
AND CHIEF FINANCIAL OFFICER

NEW YORK, NY – July 1, 2005 – LaBranche & Co Inc. (NYSE:LAB) announced today that Harvey S. Traison, the Company’s Senior Vice President and Chief Financial Officer, and S. Lawrence Prendergast, the Company’s Executive Vice President, have retired from the Company effective at the close of business on June 30, 2005, and that Jeffrey M. Chertoff has been appointed as Mr. Traison’s successor effective July 1, 2005.

“On behalf of our Board of Directors and employees, I would like to thank Harvey and Larry for their commitment and dedication to the Company throughout their tenure,” said Michael LaBranche, Chairman and Chief Executive Officer.  “I am pleased to announce the appointment of Jeffrey Chertoff as our new Chief Financial Officer.  We believe his experience in the financial and brokerage industry will be extremely valuable to our Company as we continue to evolve and broaden our product base.”

Mr. Chertoff’s professional career spans over 29 years in key senior level positions at large investment banking and accounting firms. Prior to joining LaBranche, Mr. Chertoff was the Chief Financial Officer and Senior Vice President of Cantor Fitzgerald, Inc. and its subsidiary ESpeed, Inc., where he provided leadership in rebuilding its financial infrastructure.  Previously, Mr. Chertoff served as the Executive Vice President and Chief Financial Officer of Daiwa Securities America, where he was a member of Daiwa’s Management and Risk Committees.

Prior to Daiwa, Mr. Chertoff was the Controller for Salomon Brothers Inc., and was a Managing Director at Bear Stearns, where he spent 13 years and was responsible for creating new broker dealers in the United States and abroad. He began his career at Coopers and Lybrand, now PricewaterhouseCoopers LLP.

Mr. Chertoff currently serves on the Board of Directors, and was the former President, of the Financial Management Division of the Securities Industry Association. Mr. Chertoff graduated from Bernard M. Baruch College and is a Certified Public Accountant.  He is a lifelong resident of New York.

Founded in 1924, LaBranche is a leading specialist and market-maker in equities, options and exchange-traded funds (“ETFs”) on major securities exchanges. The Company acts as a specialist and market-maker for more than 680 companies, 30 of which are in the S&P 100 Index and 104 of which are in the S&P 500 Index.  In addition, LaBranche is a specialist and market-maker in U.S.-listed ETFs and is a specialist in over 500 classes of equity and index options.